Exhibit 99.1
2111 N. Franklin Dr.
Washington, PA 15301
www.communitybank.tv

CB FINANCIAL SERVICES, INC.
AUTHORIZES NEW STOCK REPURCHASE PROGRAM OF UP TO $10 MILLION

Washington, PA – April 21, 2022. CB Financial Services, Inc. (the “Company”) (NASDAQ: CBFV), the holding company for Community Bank, announced today a program to repurchase up to $10 million of the Company’s outstanding shares of common stock. Based on the Company’s closing stock price on April 19, 2022, the repurchase program, if fully completed, would encompass 433,463 shares, or approximately 8.4% the shares currently outstanding.

Any repurchases will not occur until after the Company issues its earnings release for the quarter ended March 31, 2022, which the Company expects to do during the last week of April.

Repurchases may be transacted in the open-market or in negotiated private transactions and will be conducted pursuant to a trading plan adopted in accordance with limitations set forth in Rule 10b5-1 of the Securities and Exchange Commission. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates its branch network in southwestern Pennsylvania, West Virginia, and Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Forward Looking Statements
This press release contains certain forward-looking statements about the stock repurchase program. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the proposed repurchase program, changes in the interest rate environment, changes in the market price of the Company’s common stock, changes in the general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and Community Bank, changes in the securities markets, and other factors disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

Company Contact:
John H. Montgomery
President and Chief Executive Officer
Phone: (724) 225-2400

Investor Relations:
Jeremy Hellman, Vice President
The Equity Group Inc.
Phone: (212) 836-9626
Email: jhellman@equityny.com
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